UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 24, 2019

REZOLUTE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-54495	27-3440894
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Redwood Shores Pkwy, Suite 315, Redwood City, CA 94065
 (Address of Principal Executive Offices, and Zip Code)

650-206-4507
Registrant’s Telephone Number, Including Area Code

Not Applicable
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed in our Current Reports on Form 8-K filed with the United States Securities and Exchange Commission (the “SEC”) on January 11, 2019 and January 7, 2019, we entered into a Purchase Agreement for Shares of Series AA Preferred Stock (the “Purchase Agreement”) with Handok, Inc. and Genexine, Inc. (each, a “Purchaser” and together the “Purchasers”) whereby subject to certain closing conditions, each Purchaser agreed to purchase Series AA Preferred Stock for aggregate gross proceeds to us of $25,000,000 (each Purchaser paid $12,500,000 to the Company). The Company granted each Purchaser a call option to purchase up to $10,000,000 worth of shares of the Company’s common stock at a purchase price equal to the greater of: (i) $0.29 per share; or (ii) 75% of the volume weighted average closing price of the Company’s common stock during the thirty (30) consecutive trading days prior to the date of the notice (the “Option”).

Pursuant to a Purchase Agreement for Shares of Common Stock dated July 23, 2019, each Purchaser exercised its full Option to purchase 34,482,758 shares of the Company’s common stock at a price of $0.29 per share. In addition, certain other accredited investors participated in the Offering (as defined below) resulting in the Company issuing an aggregate of 69,827,586 shares of common stock (the “Offering Shares”) for aggregate gross proceeds to the Company of approximately $20.0 million (the “Offering”). The sale and issuance of the Offering Shares have been determined to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering, in which the investors are accredited and have acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Such Offering Shares may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

JMP Securities LLC and Canaccord Genuity LLC (each, an “Agent” and together, the “Agents”) acted as co-lead agents for the Offering pursuant to a letter agreement between the Company and the Agents dated June 12, 2019 (the “Letter Agreement”). In accordance with the Letter Agreement, the Agents are entitled to receive a cash fee equal to 6% of the gross proceeds of the Offering (each Agent receiving a 3% of such gross proceeds).

We agreed to use our commercially reasonable efforts to prepare and file with the SEC within sixty (60) calendar days after the closing of the Offering a registration statement under the U.S. Securities Act of 1933, as amended (the “Registration Statement”), to permit the resale of the Offering Shares purchased in the Offering. We also agreed to use our commercially reasonable efforts to cause the Registration Statement to be declared effective within ninety (90) calendar days following the Offering.

The foregoing description of the Offering is qualified in its entirety by reference to the Purchase Agreement for Shares of Common Stock, a copy of which is attached as Exhibit 10.1 hereto, and is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

RULE 135C NOTICE

We are providing this Current Report on Form 8-K in accordance with Rule 135c under the Securities Act of 1933, as amended, and the notice contained herein does not constitute an offer to sell the Company's securities, and is not a solicitation for an offer to purchase the Company's securities. Any securities that may be offered pursuant to any agreement related to the Offering have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits. The following Exhibits are furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description

10.1	Purchase Agreement for Shares of Common Stock dated July 23, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REZOLUTE, INC.

DATE: July 30, 2019	By:	/s/ Keith Vendola
Keith Vendola Chief Financial Officer

Exhibit Index

EXHIBIT	DESCRIPTION

10.1	Purchase Agreement for Shares of Common Stock dated July 23, 2019